UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 2, 2010

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA		92618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Adoption of 2010 Bonus Plan

On February 2, 2010, the Board of Directors (the “Board”) of ISTA Pharmaceuticals, Inc. (the “Company”), upon recommendation of the Compensation Committee, adopted a bonus plan (“Bonus Plan”) pursuant to which each of the named executive officers and certain employees of the Company will be eligible to earn bonus compensation based on 2010 Company and individual performance. The terms of the Bonus Plan are not contained in a formal written document, but are summarized below.

Each named executive officer is entitled to receive a target bonus expressed as a percentage of his or her respective base salary. The target bonus of Dr. Anido is 65% of his base salary. The target bonuses of Mr. Garrett, Mr. Mitro, Mr. McMullin and Mrs. Silvernail are between 40% and 50% of their respective annual base salaries.

Upon recommendation of the Compensation Committee, the Board, at its discretion, will approve the amount of the total funding of the Bonus Plan based on 2010 Company performance, which will take into account the Company’s accomplishment of the following goals: (i) achieving certain revenue and net income targets, (ii) achieving a certain market share target for Bepreve™ and (iii) obtaining United States Food and Drug Administration approval for XiDay. Achievement of each goal is given a certain percentage weight toward funding of the Bonus Plan. The portion of the Bonus Plan relating to achievement of the revenue and net income goal is conditioned upon achieving a specified minimum net income goal and a minimum level of revenue. The funding of the Bonus Plan will be 0% if none of the goals are met, increasing to not more than 300% if the Company substantially outperforms on the revenue target. However, regardless of any minimum or maximum funding amounts and objective achievement determinations, Bonus Plan funding will be at the discretion of the Board of Directors.

Within 60 days after the end of the 2010 fiscal year, the Compensation Committee will evaluate the achievement of the three goals described above and recommend the percentage that the Bonus Plan will be funded based on such achievement and such other relevant factors considered in its discretion. The Compensation Committee may determine that a goal has been partially achieved and therefore assign a pro rated weighting for such goal.

In addition, the Compensation Committee will evaluate the Chief Executive Officer’s individual performance for 2010 and will submit to the Board the Compensation Committee’s recommendation regarding the amount of the bonus payable to the Chief Executive Officer under the Bonus Plan. The Compensation Committee’s recommendation will be based upon 2010 Company performance and such other relevant factors considered in the discretion of the Compensation Committee. The Board shall have the final authority to approve the Compensation Committee’s recommendation regarding the amount of the bonus payable to the Chief Executive Officer under the Bonus Plan.

The Chief Executive Officer will also evaluate each named executive officer’s 2010 performance and will submit to the Compensation Committee his recommendations regarding the amount of the bonus payable to each named executive officer. The Chief Executive Officer’s recommendations will be based upon the Chief Executive Officer’s assessment of each executive officer’s individual performance for 2010 and other relevant factors considered in the discretion of the Chief Executive Officer. The Compensation Committee shall have the final authority to approve the Chief Executive Officer’s recommendations regarding the amount of the cash bonus payable to each executive officer under the Bonus Plan.

The Board will have the ability to cause the Company to pay any bonuses earned under the Bonus Plan in the form of either cash or equity awards, or some combination thereof, based on relevant factors considered in the discretion of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

February 5, 2010	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail Chief Financial Officer, Chief Accounting Officer & Vice President, Corporate Development